EXHIBIT 8(a)


                               REVISED SCHEDULE A

                         1838 INVESTMENT ADVISORS FUNDS

                              DOMESTIC FEE SCHEDULE


         For the services Custodian provides under this Custody Agreement, the Trust, on behalf of the Fund(s) listed below, agrees to pay to the Custodian a fee, payable monthly, expressed as follows:


NAME OF FUND(s)                                      FEE SCHEDULE


1838 Fixed Income Fund               An annual fee based upon the daily average
1838 Small Cap Equity Fund           net asset value of each Fund as follows
                                     subject to a $250 mimumum fee per month
                                     and a $3,000 minimum fee per year per Fund:

                                         0.02% on the first $50 million, and

                                         0.015% on the assets in excess of $50
                                         million, up to $100 million,

                                         0.010% on the assets in excess of $100
                                         million, subject to a minimum fee of
                                         $250 per month,

                                         plus, $12 per purchase, sale or
                                         maturity of a portfolio security,
                                         except those requiring physical
                                         delivery, which will be charged at $50
                                         per purchase, sale or maturity.